March 12, 2003

Dear Fellow Shareholder,

I am pleased to invite you to the Annual Meeting of Common Shareholders of Unitil Corporation, scheduled to be held on Thursday, April 17, 2003, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Enclosed you will find a 2002 annual report, a notice of meeting, a proxy statement and a proxy card to be used in connection with the meeting. This year, shareholders are being asked to vote on the election of three Directors and approval of a Restricted Stock Plan.

We hope that you are able to attend the Annual Meeting. Whether or not you plan to be present, we urge you to vote your shares. Your vote is important whether you own one share or many. Please complete and sign the enclosed proxy card and return it in the envelope provided.

Thank you for your continued interest in Unitil.

Sincerely,

Robert G. Schoenberger Chairman of the Board of Directors and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

Hampton, New Hampshire March 12, 2003

To the Common Shareholders:

You are hereby notified that the annual meeting of common shareholders of Unitil Corporation will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 17, 2003, at 10:30 A.M., for the following purposes:

1.        To elect three Directors.

2.        To approve a Restricted Stock Plan.

3.       To act on such other matters as may properly come before the meeting and any adjournments thereof.

The enclosed form of proxy has been prepared at the direction of the Board of Directors of Unitil and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

The Board of Directors fixed February 20, 2003, as the date for determining holders of record of Common Stock who are thereby entitled to notice of and to vote at this meeting and any adjournments thereof.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly signing, dating and returning the enclosed proxy card in the postage-paid envelope. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting, or in person at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney Secretary

March 12, 2003

Proxy Statement

ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 17, 2003

This proxy statement is furnished in connection with the solicitation by the Unitil Corporation Board of Directors (“Board of Directors” or “the Board”) of proxies in the accompanying form for use at the 2003 annual meeting of common shareholders of Unitil Corporation (“Unitil” or “the Company”). Each proxy can be revoked at any time before it is voted by written notification to the Secretary of Unitil at the address listed on page 24 prior to the meeting, or in person at the meeting. Every properly signed or submitted proxy will be voted unless previously revoked.

Unitil currently has six subsidiaries, Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Energy Systems, Inc. (“Unitil Energy”), Unitil Power Corp. (“Unitil Power”), Unitil Realty Corp. (“Unitil Realty”), Unitil Resources, Inc. (“Unitil Resources”) and Unitil Service Corp. (“Unitil Service”).

The annual report of Unitil for the year 2002 is enclosed and includes consolidated financial statements that are not part of this proxy statement.

The voting securities of Unitil issued and outstanding on February 20, 2003, consisted of 4,743,696 shares of Common Stock, no par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A majority of the outstanding shares of Common Stock constitutes a quorum.

Except as set forth below, no person owns of record and, to the knowledge of Unitil, no person owns beneficially, more than five percent of the Common Stock of Unitil which may be voted at the meeting and any adjournments thereof.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Charles H. Tenney II 30 Cedar Road Chestnut Hill, MA 02167	270,462(1)	5.70%

NOTES:

(1)        Based on information provided by Mr. Tenney. Total shares of Common Stock owned by Mr. Tenney include 2,954 shares which are held in trust under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). (See “Other Compensation Arrangements”). Mr. Tenney has voting power only with respect to the shares credited to his account. Mr. Tenney is the former Chairman and CEO and a former Director of the Company. Mr. Tenney retired from the Board of Directors in April, 1999. Mr. Tenney is current Director Charles H. Tenney III’s father. (See “Information About Nominees for Directors.”)

Information as to the beneficial ownership of Unitil Common Stock by Directors of Unitil (including those executive officers named in the Summary Compensation Table who are also Directors) is set forth below in the section of this Proxy Statement entitled “As to Election of Directors.” The following table sets forth information as to the beneficial ownership of Unitil Common Stock by the executive officers named in the Summary Compensation Table who are not also Directors, and as to all Directors and executive officers as a group. To the knowledge of Unitil, each Director and officer has sole voting and investment power with respect to the shares reported, except as otherwise noted in the footnotes to the following table or in the footnotes to the table included in the section entitled “As to Election of Directors.”

STOCK OWNERSHIP OF MANAGEMENT

Name of Person or Group	Amount and Nature of Beneficial Ownership	Percent of Class
Anthony J. Baratta, Jr. (1) Senior Vice President & Chief Financial Officer	18,536	*
George R. Gantz (2) Senior Vice President, Unitil Service	12,828	*
Mark H. Collin (3) Treasurer & Secretary	5,614	*
All Directors and Executive Officers as a Group (14 Persons) (4)	215,132	3.83%

NOTES:

(1)        Included are 515 shares that are held in trust for Mr. Baratta under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Baratta has voting power only with respect to the shares credited to his account. For further information regarding 401(k), see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan” below. Also included are 17,500 shares which Mr. Baratta has the right to purchase upon the exercise of options under the 1998 Option Plan.

(2)        Included are 1,322 shares that are held in trust for Mr. Gantz under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Gantz has voting power only with respect to the shares credited to his account. For further information regarding 401(k), see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan” below. Also included are 6,250 shares which Mr. Gantz has the right to purchase upon the exercise of options under the 1998 Option Plan.

(3)        Included are 1,321 shares that are held in trust for Mr. Collin under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Collin has voting power only with respect to the shares credited to his account. For further information regarding 401(k), see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan” below. Also included are 4,000 shares which Mr. Collin has the right to purchase upon the exercise of options under the 1998 Option Plan.

(4)        Included are 135,821 shares which the Directors and Executive Officers have the right to purchase upon the exercise of options under both the KESOP and the 1998 Option Plan.

Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for approval of all matters, including the election of Directors and approval of the Restricted Stock Plan, which may come before the meeting.

I. As to the Election of Directors

Unitil’s By-Laws provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

The Board of Directors has a stock ownership policy that no person be nominated as a candidate for Director for election to a second term as part of the slate of Directors proposed by the Company unless he or she is a beneficial owner, either directly or indirectly, of at least 1,000 shares of Unitil Common Stock. The Board of Directors also has an age limitation policy that has been in effect since January, 1999, which provides that no person be nominated as a candidate for Director for reelection as part of the slate of Directors proposed for election by the Company after he or she has reached age 70.

Information About Nominees for Directors

Each nominee has been a member of the Board of Directors since the date indicated. Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by management to replace such nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected. Unless otherwise indicated, all shares shown represent sole voting and investment power.

Nominees for Directors whose terms will expire in the year 2006
	Director Since	Common Stock Owned Beneficially on February 20, 2003 (1) Shares

Robert G. Schoenberger, Age 52	1997	103,694(2)(3)(4)

Chairman of the Board and Chief Executive Officer of Unitil since 1997. Prior to his employment with Unitil, Mr. Schoenberger was President and Chief Operating Officer of the New York Power Authority (state owned public power enterprise) from 1993 until 1997. Mr. Schoenberger is also a Director of the Greater Seacoast (NH) United Way since 1998, and Director and Vice Chairman of Exeter Health Resources, Exeter, NH, since 1998. Mr. Schoenberger is a former Director of the New England Gas Association, 1999-2002.

Charles H. Tenney III, Age 55 (5)	1992	3,538

Member of the Management Team of Brainshift.com, Inc., Winchester, MA (learning technology development company) since 2002. Mr. Tenney is a former financial advisor (2001-2002) at H&R Block Financial Advisors, Ashland, MA. Mr. Tenney is also former Director of Corporate Services (1999-2000), Log On America, Inc., Providence, RI (local exchange carrier and Internet service provider). Mr. Tenney is the former Secretary (1997-1999) of Northern Utilities, Inc., Portsmouth, NH (natural gas distributor) and former Secretary (1997-1999) of Granite State Gas Transmission, Inc., Portsmouth, NH. Mr. Tenney is also the former Clerk (1991-1999) of Bay State Gas Company, a subsidiary of NiSource, Inc., Merrillville, IN (utility holding company).

Dr. Sarah P. Voll, Age 60	2003(6)	0

Vice President, National Economic Research Associates, Inc., (NERA), Washington, DC, (a firm of consulting economists specializing in industrial and financial economics) since 1999. Prior to 1999, Dr. Voll was a Senior Consultant, also at NERA, 1996-1999.

Information About Directors
Whose Terms of Office Continue

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 20, 2003 (1) Shares

David P. Brownell, Age 59	2001	2005	646

Retired (since 2003) Senior Vice President of Tyco International Ltd., (“Tyco”) (diversified global manufacturing and service company), Portsmouth, NH. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is also Volunteer Board President of the United Way of the Greater Seacoast, on the Board of the University of New Hampshire Foundation and the NH Junior Achievement Advisory Council.

Michael J. Dalton, Age 62 (7)	1984	2004	71,275(2)(8)(9)

President and Chief Operating Officer of Unitil. Mr. Dalton is also a Director of the New England Gas Association, since 2002. Mr. Dalton is also a former Director of the Electric Council of New England, the University of New Hampshire Foundation, the University of New Hampshire Alumni Association, and the University of New Hampshire President’s Council.

Albert H. Elfner, III, Age 58	1999	2005	5,708

Retired Chairman (1994-1999) and Chief Executive Officer (1995-1999) of Evergreen Investment Management Company, Boston, MA. Mr. Elfner is also a Director of NGM Insurance Company, Keene, NH, and a Director of Optimum Q Funds.

Ross B. George, Age 70	1999	2005	3,708

Chairman of the Board of Five G Management, LLC (investment company primarily involved in real estate development), Austin, TX. Mr. George is also a Director of Simonds Industries, Inc. (“Simonds”), Fitchburg, MA. Mr. George is also the retired Chairman of the Board (1999-2001) and Chief Executive Officer (1995-1999) of Simonds (industrial cutting tools manufacturing company).

Edward F. Godfrey, Age 53	2002(10)	2004	1,217

Retired Executive Vice President and Chief Operating Officer (1997-1998) of Keystone Investments, Incorporated (“Keystone”), Boston, MA. Also at Keystone, Mr. Godfrey was Senior Vice President, Chief Financial Officer and Treasurer from 1988 until 1996.

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 20, 2003(1) Shares

Michael B. Green, Age 53	2001	2005	496

President and Chief Executive Officer of Capital Region Health Care and Concord Hospital, Concord, NH, since 1992. Mr. Green also serves as an adjunct faculty member, Dartmouth Medical School, Dartmouth College, Hanover, NH. Mr. Green also serves as Chairman of the Board of the Foundation for Healthy Communities, and as a Director on the Boards of the Community Provider Network of Central New Hampshire, Concord 20/20, and Merrimack County Savings Bank.

Eben S. Moulton, Age 56	2000	2004	653

Managing Partner of Seacoast Capital Corporation, Danvers, MA (equity investment company) since 1995. Mr. Moulton is also a Director of IEC Electronics (complex circuit boards manufacturer), a Director of PartMiner, Inc., (global distributor of computer components), a Director of Home Market Foods, and a Trustee of Colorado College, Colorado Springs, CO.

M. Brian O’Shaughnessy, Age 60	1998	2005	2,218

Chairman of the Board, Chief Executive Officer and President of Revere Copper Products, Inc., Rome, NY, since 1988. Mr. O’Shaughnessy also serves on the Board of Directors of the International Copper Association, the Copper Development Association, and the Copper and Brass Fabricators Council. Mr. O’Shaughnessy serves in New York State as Chairman of the Industrial Energy Consumer Coalition, as a member of the Board of Directors of the Multiple Intervenors (an industrial energy group) and the Economic Development Growth Enterprise.

NOTES:

Except as otherwise noted, each of the persons named above has held his present position (or another executive position with the same employer) for more than the past five (5) years.

(1)        Based on information furnished to Unitil by the nominees and continuing Directors. No Director standing for election, no Director whose term is continuing, and no officer owns more than one percent of the total outstanding shares.

(2)        Included are 2,776 and 5,182 shares that are held in trust for Messrs. Schoenberger and Dalton, respectively, under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Messrs. Schoenberger and Dalton have voting power only with respect to the shares credited to their accounts. For further information regarding 401(k), see “Other Compensation Arrangements — Tax-Qualified Savings and Investment Plan” below.

(3)        Included are 33,071 options that Mr. Schoenberger has the right to purchase pursuant to the exercise of those options under the terms of the 1989 Key Employee Stock Option Plan (“KESOP”). For further information regarding the KESOP, see “Other Compensation Arrangements” below.

NOTES, continued:

(4)        Included are 60,000 options that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of the 1998 Stock Option Plan (“Option Plan”). See “Other Compensation Arrangements.” Mr. Schoenberger was granted 20,000 options in March, 1999, 20,000 options in January, 2000, and 20,000 options in January, 2001, all of which will vest at a rate of 25% in year one, 25% in year two, and 50% in year three, following the dates of the respective grants.

(5)        Mr. Tenney is the son of Charles H. Tenney II, former Chairman and CEO of the Company, and currently, 5.70% shareholder of the Company, as noted on page 1.

(6)        Dr. Voll was elected by the Board in January, 2003, to fill the position vacated by William E. Aubuchon, III. Article II of Unitil’s By-Laws provides that a Director elected by the Board to fill a vacancy, whether due to the death, resignation, or other inability to serve of any Director previously elected, shall be elected for the unexpired term of his or her predecessor in office. Mr. Aubuchon, who resigned from the Board in January, 2003, was elected in April, 2000, for a term of three years.

(7)        On December 19, 2002, Mr. Dalton announced his intention to retire as President and Chief Operating Officer of the Company on April 1, 2003. Mr. Dalton will continue to serve as a member of the Board of Directors.

(8)        Included are 30,000 options that Mr. Dalton has the right to purchase upon the exercise of those options under the terms of the 1998 Stock Option Plan (“Option Plan”). See “Other Compensation Arrangements.” Mr. Dalton was granted 10,000 options in March, 1999, 10,000 options in January, 2000, and 10,000 options in January, 2001, all of which will vest at a rate of 25% in year one, 25% in year two, and 50% in year three, following the dates of the respective grants.

(9)        Included are 8,911 shares held by a member of Mr. Dalton’s family. He has no voting rights or investment power with respect to, and no beneficial interest in, such shares.

(10)       Mr. Godfrey was elected by the Board in January, 2002, to fill the position vacated by Bruce W. Keough. Article II of Unitil’s By-Laws provides that a Director elected by the Board to fill a vacancy, whether due to the death, resignation, or other inability to serve of any Director previously elected, shall be elected for the unexpired term of his or her predecessor in office. Mr. Keough, who resigned from the Board in June, 2001, was elected in April, 2001, for a term of three years. Mr. Godfrey will stand for election by shareholders of the Company in 2004.

The Board of Directors met seven times in 2002. During 2002, Directors attended an average of 95% of all meetings of the Board of Directors held and of all meetings held by all Committees of the Board on which they served, if any.

Section 17(a) of the Public Utility Holding Company Act of 1935 and Section 16(a) of the Securities Exchange Act of 1934 require the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies of all Section 17(a) and Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that such forms were not required for those persons, the Company believes that all filing requirements applicable to its officers and directors during 2002 and through February, 2003, were met.

In 2002, the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and the subsequent rules emanating from the Securities & Exchange Commission (“SEC”) incorporating the requirements of Sarbanes-Oxley, as well as the governance changes proposed by the American Stock Exchange (“AMEX”), have elevated corporate governance to extraordinary heights. In response to the new legislation and rules, the Company, with the Board’s oversight, is developing a comprehensive Corporate Governance Compliance Plan to address the emerging issues concerning corporate governance and financial disclosure.

The Company has closely followed the legislatively mandated changes of Sarbanes-Oxley and recommendations and proposals made by other groups such as the AMEX, the New York Stock Exchange and the SEC relative to the governance of the Company. The Company will continue to monitor all new developments and adopt changes and institute procedures as may be warranted or appropriate.

Compensation of Directors

In 2002, members of the Board of Directors who are not officers of Unitil or any of its subsidiaries received an annual retainer fee of $7,000 in cash and $5,500 in Unitil Common Stock, as well as $500 for each Board Meeting attended. Members of the Executive Committee who are not officers of Unitil or any of its subsidiaries received an annual retainer fee of $3,000 and $400 for each meeting attended. The Chairman of the Executive Committee received an annual retainer fee of $15,000, and $400 for each meeting attended. Members of the Audit Committee and Compensation Committee received an annual retainer fee of $1,000 and $400 for each meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee received an annual retainer fee of $2,000, respectively, and $400 for each meeting attended. Those Directors of Unitil who also serve as Directors of FG&E and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 per subsidiary meeting attended and no annual retainer fee from FG&E or Unitil Energy. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board of Directors and any Committee on which they serve.

As part of the Company’s overall support for charitable institutions, the Company has a program that provides a perpetual gift of $1,000 annually to the Greater Seacoast United Way (“United Way”) on behalf of each Director who retires from the Board. The Director(s) receive no financial benefit from this program as the charitable deductions accrue solely to the Company. No Directors retired from the Board in 2002.

In 1999, the Board of Directors approved the Unitil Corporation Directors’ Deferred Compensation Plan (“Deferred Plan”) for the purpose of allowing non-employee members of the Board to defer payment of all or a specified part of compensation for services performed as a Director. The Deferred Plan is administered by the Compensation Committee and stipulates that eligible Directors may elect to defer all or a portion of their cash retainer and meeting fees. Separate accounts are maintained for each Director participant, which are an unfunded liability of the Company. Additionally, accounts are credited monthly with interest based on the current rate of 60-month Treasury bills. Funds contributed and interest credited is tax deferred until withdrawn from the Deferred Plan. Director participants may elect to withdraw funds from the Deferred Plan after a fixed amount of time, upon resignation or retirement from the Board, upon death or disability, or upon a Change in Control. Withdrawals may be taken in cash, either in one lump sum or in a series of installments. During 2002, no Directors participated in the Deferred Plan.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors held three meetings in 2002. Its members are Albert H. Elfner, III (Chairman), Eben S. Moulton, M. Brian O’Shaughnessy, Robert G. Schoenberger, and Charles H. Tenney III. This Committee’s responsibility is to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans. In addition, the Executive Committee also acts as a nominating committee. In its function as a nominating committee, the Committee coordinates suggestions or searches for potential nominees for Board members; reviews and evaluates qualifications of potential Board members; and recommends to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors. The Committee will consider nominees recommended by shareholders upon timely submission of the names of such nominees with qualifications and biographical information forwarded to the Executive Committee of the Board of Directors. The Executive Committee’s duties also include the review and recommendation of corporate governance standards and the annual review of Board member and CEO performance.

Audit Committee

The Audit Committee of the Board of Directors consists of three directors who are not officers of the Company and are independent as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. The Audit Committee held six meetings in 2002 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter (“Charter”). The members of the Audit Committee are Ross B. George (Chairman), Edward F. Godfrey and Dr. Sarah Potts Voll. Dr. Voll was appointed to the Audit Committee on January 16, 2003, to fill the vacancy created by the resignation of William E. Aubuchon, III, from the Board of Directors. Mr. Aubuchon served on the Audit Committee from April, 2000 until his resignation from the Board on January 16, 2003. The Report of the Audit Committee, which appears below, and the Charter, which appears in Appendix A, more fully describe the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board of Directors consists of three directors who are independent as defined by the current listing standards of the American Stock Exchange. The Compensation Committee held four meetings in 2002 and consists of David P. Brownell, Michael B. Green and Eben S. Moulton (Chairman). The duties of this Committee include studying and making recommendations to the Board of Directors with respect to base and incentive compensation plans and payments and other benefits to be paid to the officers of Unitil. The Compensation Committee’s duties also include the annual review of management succession planning, administration of the Company’s Restricted Stock and Stock Option Plans, administration of merit, incentive and commission compensation plans for all appropriate personnel and administration of the Directors’ Deferred Compensation Plan.

Report of the Audit Committee

In accordance with the Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. Annually, the Audit Committee reviews the Charter and adopts any amendments necessary to reflect changes governing financial reporting and accounting requirements or its responsibilities. A copy of the Audit Committee Charter as amended on February 21, 2003, is attached to this Proxy Statement as Appendix A.

During 2002, the Audit Committee discussed the effect of the Sarbanes-Oxley Act of 2002 and proposals issued by the Securities and Exchange Commission and American Stock Exchange on the Audit Committee’s responsibilities. The Audit Committee also reviewed the audit plan and audit scope of both the independent auditors (Grant Thornton, LLP) and the internal auditor. The Audit Committee discussed the quality and adequacy of the Company’s internal controls with senior management, the internal auditor and the independent auditors. These discussions also included a review of the results of the internal audits performed including follow-up on previous internal and external audit recommendations as well as an overview of ongoing compliance matters. In addition, the Audit Committee retained the independent auditors to perform non-audit services. In doing so, the Audit Committee determined that the non-audit services would not impact the objectivity of the independent auditors. The independent auditor’s fees incurred for the fiscal year are itemized below:

Audit Fees (for quarterly reviews and annual financial audit)	$120,000
All Other Fees (includes accounting services for investment activities, regulatory services, tax services, and employee benefit plan audits)	$ 58,742
Financial Information Systems Design & Implementation Fees	$ 0

In discharging its oversight responsibility regarding the audit process, the Audit Committee received a written statement from the independent auditors describing all relationships between the auditors and the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1 — “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 — “Communication with Audit Committees.”

During 2002, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of Form 10-Q with the Securities and Exchange Commission. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002, with management and the independent auditors. Based on the reviews with management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee Members
Ross B. George (Chairman), Edward F. Godfrey, and Dr. Sarah P. Voll (1)

NOTES:

(1)        Dr. Voll was appointed to the Audit Committee on January 16, 2003, to fill the vacancy created by the resignation of William E. Aubuchon, III, from the Board of Directors. Mr. Aubuchon served on the Audit Committee from April, 2000, until his resignation from the Board on January 16, 2003.

Report of the Compensation Committee

General Compensation Policies

The overall objective of the Company’s compensation policies for executive officers, as recommended by the Compensation Committee (“the Committee”) and approved by the Board of Directors, is to attract, retain and reward persons who are committed to achieving solid financial performance and excellence in the management of the assets of the Company. Accordingly, the Committee has recommended and the Board has approved policies which provide compensation to executive officers that varies directly with the performance of the Company.

The Company pays both “base” and “variable” compensation to its officers. The base component of compensation is determined under Unitil’s salary policy, which is reviewed from time to time by outside consultants to ensure its competitiveness with other investor-owned electric and gas utility companies. Variable compensation is based on factors that measure the success of the Company for any given year and is governed by the Unitil Management Incentive Plan (“Incentive Plan”). These factors are the same for both executive officers and other employees to ensure that all employees are focused on common bottom line business and operational outcomes. Under the Incentive Plan, officers can receive a target cash bonus if the Company meets certain pre-set goals that are set at the beginning of each year. In 2002 the goals were identified as “Earnings Per Share”, “Reliability”, “Low Distribution Costs”, “Customer Satisfaction” and “Usource Revenues.” The percentage of the target bonus that an officer receives is determined after the end of the year and is also based upon subjective evaluations by the Committee, such as management’s performance in capitalizing on unplanned opportunities and responding to unforeseen problems. Each officer’s target bonus is set by the relative level of such officer’s executive position according to other electric and gas utility companies.

The 2002 targets for Customer Satisfaction, Low Distribution Costs, and Usource Revenues established by the Committee were met. After taking into consideration such factors as the transformational nature of 2003, including, among many other significant accomplishments, the successful completion of the restructuring of the Company and the successful completion of four rate cases, the Committee determined that an incentive payout of 85% of target bonuses would be appropriate for 2002. The payment of 2002 bonuses under the Incentive Plan will be made during the first quarter of 2003, and is therefore reflected in the “Compensation of Officers” Table in this Proxy Statement.

At its December, 2002 meeting, the Committee recommended that further grants of options under the 1998 Option Plan be terminated, and that the Company adopt a Restricted Stock Plan in its place. The Committee did so in part in the belief that a Restricted Stock Plan would better tie executive officer compensation to the long-term success of the Company through stock ownership in the Company. At its January 2003 meeting, the Board approved the Committee’s recommendations, and accordingly no further grants of options under the Option Plan will occur. The Restricted Stock Plan was approved by the Board, subject to ratification and approval by the shareholders of the Company. No awards of Restricted Stock under the Restricted Stock Plan have occurred.

Compensation of the Chief Executive Officer

The Board of Directors approves the compensation of the Chief Executive Officer, as recommended to it by the Compensation Committee. The Committee decides upon the compensation of all other Company executive officers, as well as other senior employees. The Board ratifies these decisions of the Committee.

The compensation of the Chief Executive Officer (“CEO”), is governed by the same plans and objectives as outlined above for all executive officers. As Chairman of the Board and CEO, Mr. Schoenberger was paid an annual base salary of $304,000 in 2002. This amount was determined both with reference to the terms of Mr. Schoenberger’s employment agreement, which calls for a base salary of $292,000 per annum with an annual performance and salary review, and Unitil’s general salary policy. Under the Incentive Plan, Mr. Schoenberger was paid a bonus of $129,200. Mr. Schoenberger’s incentive compensation is evaluated using the same factors as the other executive participants in the Incentive Plan, as discussed above.

Compensation Committee Members
David P. Brownell, Michael B. Green, and Eben S. Moulton (Chairman)

Stock Performance Graph and Information

Comparative Five-Year Total Returns

The graph above assumes $100 invested on December 31, 1996, in each category and the reinvestment of all dividends during the period. The Peer
Group is comprised of the S&P 37 Utilities.

Compensation of Officers

The table below shows the compensation Unitil and its subsidiaries has paid to its Chief Executive Officer and its four other most highly compensated officers whose total annual salary and bonus were at least $100,000 during the year 2002.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation				Awards		Payout
Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Other Annual Comp. ($)	Restricted Stock Awards ($)	Options (#)	LTIP Payout	All Other Comp. ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Robert G. Schoenberger	2002	$304,000	$129,200	—	—	0(4)	—	$ 7,581(7)
Chairman of the Board &	2001	292,000	116,800	—	—	20,000(5)	—
Chief Executive Officer (3)	2000	278,004	110,924	—	—	20,000(6)	—
Michael J. Dalton	2002	$222,258	$ 75,568	—	—	0(4)	—	$ 9,128(8)
President & Chief Operating	2001	213,710	68,387	—	—	10,000(5)	—
Officer (3)	2000	206,484	65,910	—	—	10,000(6)	—
Anthony J. Baratta, Jr.	2002	$185,000	$ 55,038	—	—	0(4)	—	$ 7,201(10)
Senior Vice President &	2001	176,132	49,317	—	—	5,000(5)	—
Chief Financial Officer (9)	2000	167,098	46,631	—	—	5,000(6)	—
George R. Gantz	2002	$151,109	$ 38,533	—	—	0(4)	—	$ 5,231(11)
Senior Vice President,	2001	144,602	34,704	—	—	2,500(5)	—
Unitil Service	2000	138,372	33,126	—	—	2,500(6)	—
Mark H. Collin	2002	$126,000	$ 26,775	—	—	0(4)	—	$ 4,724(12)
Treasurer & Secretary (9)	2001	117,000	23,400	—	—	2,000(5)	—
	2000	107,000	21,347	—	—	1,500(6)	—

NOTES:

(1)        Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)        Bonus amounts reflected are comprised of the Unitil Management Incentive Plan (“Incentive Plan”) cash awards paid in February, 2003, for 2002 results. The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Other Compensation Arrangements”).

(3)        On December 19, 2002, Mr. Dalton announced his intention to retire from his position of President and Chief Operating Officer of the Company effective April 1, 2003. On April 1, 2003, Mr. Schoenberger will assume the role of President of the Company, and his title will change to Chairman of Board, Chief Executive Officer and President. Mr. Dalton will continue to serve as a member of the Board of Directors of the Company.

(4)        No options were granted in 2002 under the Stock Option Plan (“Option Plan”) to any Option Plan participant.

(5)        Options were granted in January, 2001, under the Option Plan. Options will vest at a rate of 25% in year one, 25% in year two, and 50% in year three, following the date of the grant. As of February, 2003, 50% of options granted are vested and exercisable.

(6)        Options were granted in January, 2000, under the Option Plan. Options will vest at a rate of 25% in year one, 25% in year two, and 50% in year three, following the date of the grant. As of February, 2003, 100% of options granted are vested and exercisable.

NOTES, continued

(7)        All Other Compensation for Mr. Schoenberger for the year 2002 includes 401(K) company contribution, and Group Term Life Insurance payment valued at $6,000 and $1,518, respectively.

(8)        All Other Compensation for Mr. Dalton for the year 2002 includes 401(K) company contribution, and Group Term Life Insurance payment valued at $6,000 and $3,128, respectively.

(9)        On December 30, 2002, Mr. Baratta announced his intention to retire from the Company on April 1, 2003. Mr. Baratta also announced his intention to step down from his position of Senior Vice President and Chief Financial Officer of the Company effective February 1, 2003. As of February 1, 2003, Mark H. Collin assumed the title of Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Baratta will continue to serve as an officer of several of the Company’s subsidiaries until his retirement date of April 1, 2003.

(10)       All Other Compensation for Mr. Baratta for the year 2002 includes, 401(K) company contribution and Group Term Life Insurance payment, valued at $5,550 and $1,651, respectively.

(11)       All Other Compensation for Mr. Gantz for the year 2002 includes, 401(K) company contribution and Group Term Life Insurance payment, and valued at $4,533 and $698, respectively.

(12)       All Other Compensation for Mr. Collin for the year 2002 includes 401(K) company contribution and Group Term Life Insurance payment, valued at $4,482 and $242, respectively.

Other Compensation Arrangements

The table below provides information with respect to the value of unexercised options granted in prior years under the Key Employee Stock Option Plan (“KESOP”) and the value of unexercised options granted in prior years under the 1998 Stock Option Plan (“Option Plan”), respectively, to the named executive officers in the Summary Compensation Table and held by them as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (FY) AND FY-END OPTION VALUES (1) (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
			Exercisable/ Unexercisable		Exercisable/ Unexercisable
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger	—	—	exercisable	75,000	exercisable	$143,500(3)
Chairman of the Board &			unexercisable	10,000	unexercisable	$ 0
Chief Executive Officer
Michael J. Dalton	—	—	exercisable	25,000	exercisable	$ 0
President &			unexercisable	5,000	unexercisable	$ 0
Chief Operating Officer
Anthony J. Baratta, Jr.	—	—	exercisable	17,500	exercisable	$ 0
Senior Vice President &			unexercisable	2,500	unexercisable	$ 0
Chief Financial Officer
George R. Gantz	—	—	exercisable	6,250	exercisable	$ 0
Senior Vice President,			unexercisable	1,250	unexercisable	$ 0
Unitil Service
Mark H. Collin	—	—	exercisable	4,000	exercisable	$ 0
Treasurer & Secretary			unexercisable	1,000	unexercisable	$ 0

NOTES:

(1)        All options associated with the KESOP, with the exception of Mr. Schoenberger’s options (see also Note 3), were exercised as of March 7, 1999.

(2)        Under the 1998 Option Plan, the options reported were granted in March, 1999, January, 2000, and January, 2001.

(3)        Mr. Schoenberger’s 25,000 exercisable KESOP options listed in column (d) in the table above do not include non-preferential dividend equivalents earned under the provisions of the KESOP and associated with options outstanding.

Equity Compensation Plan Benefit Information

EQUITY COMPENSATION PLAN BENEFIT INFORMATION
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	25,000	$13.91	29,101
Equity compensation plans not approved by security holders (2)	172,500	$26.99	177,500
Total	197,500	$25.33	206,601

NOTES:

(1)        The KESOP was approved by shareholders in July, 1989. Options were granted between January, 1989 and November, 1997.

(2)        The 1998 Option Plan was adopted by the Board of Directors of the Company in December 1998. Options were granted in March 1999, January, 2000, and January, 2001.

Key Employee Stock Option Plan (“KESOP”)

The KESOP was adopted by the Board of Directors on January 17, 1989, and approved by the Company’s shareholders on July 11, 1989. The KESOP authorized the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a “Change in Control” of Unitil. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 19. Award agreements entered into with participants in the KESOP contain such a “Change in Control” provision. Award agreements also provide that, upon the exercise of an option on or after a Change in Control, Unitil shall pay to the optionee, within five business days, a lump sum cash amount equal to the economic benefit of the optionee’s outstanding options and associated dividend equivalents that the optionee would have received had the option remained unexercised until the day preceding the expiration of the grant.

Upon the exercise of any option by an employee and upon payment of the option price for shares of Unitil Common Stock as to which the option was granted (the “Primary Shares”), Unitil will cause to be delivered to such employee (i) the Primary Shares and (ii) the number of shares of Unitil Common Stock (the “Dividend Equivalent Shares”) equal to the dollar amount of dividends which would have been paid on the Primary Shares (and previously accrued Dividend Equivalent Shares) had they been outstanding, divided by the fair market value of Unitil Common Stock determined as of the record date for each dividend. All options granted under the KESOP, excluding Mr. Schoenberger’s options, described below, were granted in 1989 with an expiration date of 1999. All such options were exercised prior to March 7, 1999.

In accordance with the terms of Mr. Schoenberger’s 1997 employment agreement, on November 3, 1997, 25,000 options to purchase shares of Company stock were granted to Mr. Schoenberger under the KESOP. The options granted to Mr. Schoenberger became exercisable on November 3, 1998. In 1998, the Compensation Committee extended the expiration date of Mr. Schoenberger’s options until November 3, 2007. As of December 31, 2002, Mr. Schoenberger’s 25,000 options were the only options outstanding under the KESOP and Mr. Schoenberger is the only participant in the KESOP.

The Unitil Corporation 1998 Stock Option Plan (“Option Plan”)

In December, 1998, the Board of Directors adopted the Unitil Corporation 1998 Stock Option Plan (“Option Plan”). The purpose of the Option Plan was to provide an incentive to key employees and directors of Unitil and its affiliates who are in a position to contribute materially to the long-term success of Unitil and/or its affiliates, to increase their interest in the welfare of Unitil and its affiliates, and to attract and retain employees and directors of outstanding ability. The Company had originally intended to grant stock options under the Option Plan each year through March 1, 2004, to certain employees and directors, for the purchase of up to 350,000 shares of Unitil Common Stock.

On January 16, 2003, the Board of Directors terminated the Option Plan upon the recommendation of the Compensation Committee. The Compensation Committee also recommended that the Company adopt a Restricted Stock Plan to replace the Option Plan. (See “II. As to the Approval of a Restricted Stock Plan,” below.) The Option Plan will remain in effect solely for the purposes of the continued administration of all options currently outstanding under the Option Plan. No further grants of options will be made thereunder.

Stock options granted under the Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant at a price established by the Committee. All grants were issued at 100% of market value at the time of the grant. Each option grant has a vesting period of three years and each grant expires ten years after the date of grant.

The Compensation Committee is charged with the administration of the Option Plan. The Option Plan authorizes the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a Change in Control of Unitil. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 18. All of the award agreements entered into with participants in the Option Plan to date contain such a “Change in Control” provision.

To date, grants were made to certain management employees in March, 1999, January, 2000, and January 2001. No grants were made to any Option Plan participants in 2002.

Non-Equity Compensation Plan Benefit Information

The Company has in place, since December, 1998, a Management Incentive Plan and an Employee Incentive Plan to provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. Annual goals are established each year by the Board of Directors and payment of awards is made in February of the year following achievement of the goals. Target incentive payments have been established that vary based upon the grade level of each position. Actual awards can be less than or greater than the target payout depending upon actual results achieved.

Unitil maintains a tax-qualified defined benefit pension plan and related trust agreement (the “Retirement Plan”) that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any officer of Unitil under the Retirement Plan. Directors of Unitil who are not and have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

The table below sets forth the estimated annual benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years of service classifications, assuming continued active service until retirement. The average annual earnings used to compute the annual benefits are subject to a $200,000 limit.

PENSION PLAN TABLE
	ANNUAL PENSION
Average Annual Earnings Used for Computing Pension	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service	40 Years of Service
$100,000	30,000	40,000	45,000	50,000	52,250	55,000
125,000	37,500	50,000	56,250	62,500	65,625	68,750
150,000	45,000	60,000	67,500	75,000	78,750	82,500
200,000	60,000	80,000	90,000	100,000	105,000	110,000

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is (i) 2% of average annual salary (average annual salary during the five consecutive years out of the last twenty years of employment that give the highest average salary) for each of the first twenty years of benefit service, plus (ii) 1% of average annual salary for each of the next ten years of benefit service and (iii) 1/2% of average annual salary for each year of benefit service in excess of thirty, minus (iv) 50% of age 65 annual Social Security benefit (as defined in the Retirement Plan), and (v) any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan. A participant is eligible for early retirement at an actuarially reduced pension upon the attainment of age 55 with at least 15 years of service with Unitil or one of its subsidiaries. A participant is 100% vested in his benefit under the Retirement Plan after five years of service with Unitil or one of its subsidiaries. As of January 1, 2003, Messrs. Schoenberger, Dalton, Baratta, Gantz and Collin had 5, 35, 5, 19 and 14 credited years of service, respectively, under the Retirement Plan.

Unitil also maintains a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit plan. SERP provides for supplemental retirement benefits to executives selected by the Board of Directors. At the present time, Messrs. Schoenberger and Dalton are eligible for SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to such participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the Unitil Board’s approval, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits. Under the SERP, Mr. Schoenberger would be entitled to receive an annual benefit of $51,700, assuming normal retirement at age 65 and that his projected final average earnings are equal to the average of his respective three consecutive years of highest compensation prior to retirement. On Mr. Dalton’s retirement date of April 1, 2003, at age 62, his annual SERP benefit will be $41,341.

Unitil and certain subsidiaries maintain severance agreements (the “Severance Agreements”) with certain management employees, including Executive Officers. The Severance Agreements are intended to help assure continuity in the management and operation of Unitil and its subsidiaries in the event of a proposed “Change in Control”. Each Severance Agreement only becomes effective upon the occurrence of a Change in Control of Unitil as defined in the Severance Agreements. If an employee’s stipulated compensation and benefits, position, responsibilities and other conditions of employment are reduced during the thirty-six month period following a Change in Control, the employee is entitled to a severance benefit.

The severance benefit is a lump sum cash amount equal to (i) the present value of three years’ base salary and bonus; (ii) the present value of the additional amount the employee would have received under the Retirement Plan if the employee had continued to be employed for such thirty-six month period; (iii) the present value of contributions that would have been made by Unitil or its subsidiaries under the 401(k) if the employee had been employed for such thirty-six month period; and (iv) the economic benefit on any outstanding Unitil stock options and associated dividend equivalents, if applicable, assuming such options remained unexercised until the day preceding the expiration of the grant, including the spread on any stock options that would have been granted under the Option Plan if the employee had been employed for such thirty-six month period. Each Severance Agreement also provides for the continuation of all employee benefits for a period of thirty-six months, commencing with the month in which the termination occurred. In addition, pursuant to each Severance Agreement, Unitil is required to make an additional payment to the employee sufficient on an after-tax basis to satisfy any additional individual tax liability incurred under Section 280G of the Internal Revenue Code of 1986, as amended, with respect to such payments.

The Company entered into an initial employment agreement with Mr. Schoenberger on November 1, 1997. Upon the expiration of the 1997 Agreement, the Company entered into a second employment agreement (“the 2000 Agreement”) with Mr. Schoenberger on November 1, 2000. The term of the 2000 Agreement is for three years with an expiration date of October 31, 2003. Under the terms of the 2000 Agreement, Mr. Schoenberger will receive an annual base salary of $292,000, which is subject to annual review by the Board for discretionary periodic increases in accordance with the Company’s compensation policies. In 2002, Mr. Schoenberger’s base salary was $304,000. Mr. Schoenberger is entitled to continued participation in the Company’s SERP, Executive Supplemental Life Insurance Program and all other employee benefit plans made available by the Company. The 2000 Agreement provides that Mr. Schoenberger shall participate in the Management Incentive Plan, which is described in the Compensation Committee Report on pages 12 through 16, and also on page 18, and the Option Plan, which is described on page 17, or any stock option or similar plan of the Company. The agreement also provides that the Severance Agreement, entered into on February 6, 1998, by and between Mr. Schoenberger and the Company, remain in effect. The Severance Agreement is more fully described on page 19. The 2000 Agreement also provides that the Company, by action of the Board, may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the 2000 Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during such two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease. All such payments described above will be made in accordance with the Company’s regular payroll policies.

II. As to the Approval of a Restricted Stock Plan

At its January, 2003, meeting, the Board of Directors approved the recommendation of the Compensation Committee to adopt a Restricted Stock Plan (the “Plan”) to replace the Unitil Corporation 1998 Stock Option Plan, which was terminated by the Board at the same January, 2003, meeting. The Compensation Committee made the recommendation in part in the belief that the Plan would better tie executive officer compensation to the long-term success of the Company through stock ownership in the Company. Participants in the Plan are selected by the Compensation Committee from the eligible Participants to receive an annual award of restricted shares of Company Common Stock. The size of the award is dependent upon the Company meeting certain strategic objectives set by the Board of Directors.

The Plan was approved by the Board, subject to ratification and approval by the shareholders of the Company at the 2003 Annual Meeting of Shareholders. No awards under the Plan will occur until after any such shareholder approval is obtained.

The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s shareholders, to attract and retain employees and directors of outstanding ability, and to promote teamwork among participants. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time, until all shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

Administration of the Plan

The Plan is administered by the Compensation Committee. Except as limited by law or by the Articles of Incorporation or the By-laws of the Company, and subject to the provisions of the Plan, the Compensation Committee shall have full power to select the persons who shall participate in the Plan; determine the sizes of awards; determine the terms and conditions of awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to participants; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to participants; and, subject to the provisions of the Plan, amend the terms and conditions of any outstanding award to the extent such terms and conditions are within the discretion of the Compensation Committee as provided in the Plan.

Types of Awards Under the Plan

Awards under the Plan will be granted in the form of restricted shares of the Company’s Common Stock. Awards shall be evidenced by an Award Agreement, entered into by the participant and the Company, setting forth the terms and provisions applicable to the award. The Company anticipates granting awards under the Plan on an annual basis.

Criteria Used to Determine Awards

Awards under the Plan will vary each year based on the achievement of annual performance objectives that directly correlate with the annual performance objectives as defined by the Unitil Management Incentive Plan (“Incentive Plan”). The Incentive Plan is described more fully on page 18 and in the Compensation Committee Report on pages 12 and 13. Whereas the Incentive Plan provides cash incentive payments that are tied directly to achievement of the Company’s strategic goals, the Plan will provide Awards of Restricted Shares of Company Common Stock that are tied directly to achievement of the Company’s strategic goals. Annual performance objectives are established each year by the Board of Directors. The percentage of the target award that a Plan participant receives is also based upon subjective evaluations by the Compensation Committee, such as management’s performance in capitalizing on unplanned opportunities and responding to unforeseen problems. Target grant awards have been established that vary based upon the grade level of each participant’s position in the Company. Actual awards can be less than or greater than the target grant depending upon actual results achieved.

Key Components of the Plan

Awards will fully vest over a period of four (4) years (the “Period of Restriction”) at a rate of 25% each year. During the Period of Restriction, the restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Prior to the end of the Period of Restriction, the restricted shares shall be subject to forfeiture if the participant ceases to be employed by the Company other than due to the participant’s death. Subject to restrictions under applicable law or as may be imposed by the Company, restricted shares underlying each award made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

The Company shall retain the certificates representing the restricted shares in the Company’s possession until such time as all conditions and/or applicable restrictions have been satisfied.

During the Period of Restriction, participants holding restricted shares granted under the Plan shall have all the rights of a shareholder of the Company, including the right to vote the restricted shares during the Period of Restriction. Any cash dividends paid on the restricted shares during the Period of Restriction may be credited to the participant’s account, and may be subject to such restrictions as the Compensation Committee may determine to be appropriate and as are set forth in the particular Award Agreement. In the event any non-cash dividends or other distributions, whether in property, or in stock of another company, are paid on any restricted shares during the Period of Restriction, such non-cash dividends or other distributions shall be retained by the Company until such time as the Period of Restriction has lapsed. In the event of forfeiture of the restricted shares, such non-cash dividend or other distributions shall be retained by the Company.

Awards may be grossed-up to offset the participant’s tax obligation in connection with the award. This gross-up feature was intended to prevent a participant from having to sell a portion of the shares granted in the award or previous awards in order to pay the taxes on the award, which would be a direct contradiction to one of the stated objectives of the Plan, which is to encourage stock ownership in the Company. The Compensation Committee will take into account the value of the gross-up feature and reduce the size of the awards accordingly.

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares shall immediately lapse. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 19.

The Compensation Committee shall have the authority to impose additional conditions and/or restrictions on any shares of restricted stock granted pursuant to the Plan as it may deem advisable.

Number of Shares Subject to Awards

The maximum number of shares of Restricted Stock available for awards to participants under the Plan is 177,500. The maximum aggregate number of shares of Restricted Stock that may be awarded in any one calendar year to any one participant is 20,000. In the event of any change in capitalization of the Company, the Compensation Committee is authorized to make proportionate adjustments to prevent dilution or enlargement of rights, including, without limitation, an adjustment in the maximum number and kinds of shares available for awards and in the annual award limit.

Persons Eligible to Participate and Basis For Participation in the Plan

Persons eligible to participate in the Plan include all employees, directors and consultants of the Company, its subsidiaries and its affiliates. The Company currently has 316 employees, nine independent non-employee Directors, and several consultants. The basis for participation in the Plan is discretionary on the part of the Compensation Committee.

Amendment or Termination of the Plan

The Board may at any time amend or terminate the Plan or any award granted under the Plan in whole or in part, that no amendment that requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities laws or regulations, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company and that no such amendment or termination shall adversely affect any award previously granted under the Plan without the consent of the participant.

The table below provides information with respect to the projected value of awards which may be granted annually to the indicated individuals and groups under the Plan.

RESTRICTED STOCK PLAN

Name and Position (1)	Dollar Value (2) (3)	Assumed Number of Shares (4)
Robert G. Schoenberger Chairman of the Board and Chief Executive Officer	$154,510	4,000
George R. Gantz Senior Vice President, Unitil Service	$ 30,902	800
Mark H. Collin Treasurer & Secretary	$ 30,902	800
Executive Group	$328,333	8,500
Non-Executive Director Group	$ 0	0
Non-Executive Officer Employee Group	$ 92,706	2,400

NOTES:

(1)        Mr. Dalton and Mr. Baratta are not included in the table since awards under the Plan will only be made subsequent to the retirement dates of Mr. Dalton and Mr. Baratta.

(2)        For illustrative purposes in the table, the per share market value is calculated using the average of the daily averages of the high and low sales prices of the Company’s Common Stock for the last five trading days on which the Company’s Common Stock was traded prior to and including the record date, February 20, 2003, for a value of $25.243. Actual market value for each award granted under the Plan will be the closing price of Unitil Common Stock on the day the award becomes vested.

(3)        To account for the tax gross-up feature of the Plan, the dollar value for each participant is calculated by dividing the market value of the Award by 0.6535.

(4)        The number of shares shown in the table is the number of shares which the Compensation Committee has tentatively decided to grant to the named individuals and groups if shareholders approve the Plan.

III. As to Other Matters to Come Before the Meeting

The Board of Directors does not intend to bring before the meeting any matters other than the two referred to above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

The Board of Directors has selected and employed the firm of Grant Thornton as Unitil’s independent certified public accountants to audit Unitil’s financial statements for the fiscal year 2002. A representative of the firm will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, he will be free to do so if he so chooses.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2004 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 11, 2003. Any shareholder proposal for consideration at the 2004 annual meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 25, 2004.

Solicitation, Revocation and Use of Proxies

Shares of Unitil Common Stock represented by properly executed proxies received by Unitil prior to or at the meeting will be voted at the meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, shares will be voted FOR the election of the nominees for Directors. Abstentions and non-votes will have the same effect as negative votes.

Any Unitil shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Unitil, at the address of Unitil shown below, written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Unitil will bear the costs of solicitation by the Board of Directors of proxies from Unitil shareholders. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Unitil may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material

By Order of the Board of Directors,

Sandra L. Whitney Secretary

Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the annual meeting of common shareholders, to be held April 17, 2003, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2002, upon written request to Mark H. Collin, Senior Vice President, Chief Financial Officer & Treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Appendix A

UNITIL CORPORATION
AUDIT COMMITTEE
CHARTER OF DUTIES AND RESPONSIBILITIES

Membership, Meetings and Compensation

The Audit Committee is a standing committee of the Board of Directors and is comprised of at least three Directors. The members of the Audit Committee shall meet the independence and financial literacy requirements of the listing standards of the American Stock Exchange and all applicable laws and regulations. Under these requirements, each member of the Audit Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a familiarity with basic financial and accounting practices. At least one member of the Audit Committee shall have accounting or related financial management experience as required by the listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission.

The Committee holds four scheduled quarterly meetings during each calendar year. As necessary, the Committee shall hold additional meetings to fulfill its duties and responsibilities.

Director’s fees are the only form of compensation that an Audit Committee member may receive from the Company.

Duties and Responsibilities

(a)      To be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor.

(b)     To review with the Company’s management and the independent auditor the accounting principles applied or to be applied in financial reporting, and to review and approve any major policy changes affecting the Company’s financial presentation.

(c)      To review with management, the internal auditor and the independent auditors, the adequacy of the accounting for, and disclosure of, material contingencies in the Company’s financial reporting.

(d)     To discuss with management and the independent auditor any accounting adjustments that were noted or proposed by the auditors but were passed.

(e)      To review the results of the audit engagement with the independent auditor and their Memorandum of Advisory Comments and Management’s responses thereon.

(f)       To ensure receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1.

(g)      To review and approve all related party transactions.

A-1

(h)      To review and approve the scope and fees for all non-audit services performed by the Company’s independent auditor in accordance with guidelines and rulings issued by the Securities and Exchange Commission.

(i)       To actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

(j)       To review periodic financial reports (Form 10-Q and Form 10-K) submitted to the Securities and Exchange Commission in advance of the filing deadline.

(k)     To review and approve the annual internal audit plan and to review the results of internal audits and comments on the Company’s system of internal controls and compliance therewith.

(l)       To review implementation and/or resolution of previous internal and external audit recommendations.

(m)    To maintain final approval authority over any proposed terminations involving the Internal Audit function.

(n)      To retain special legal, accounting or other consultants to advise the Committee as determined to be necessary or appropriate to discharge its responsibilities.

(o)     To establish and maintain employee complaint procedures as mandated by legislation and regulatory bodies.

(p)     To meet periodically with the independent auditor and/or internal auditor to review any matters that the Committee, and/or the auditors wish to discuss in Executive session.

(q)     To report activities of the Committee to the Board of Directors and make such recommendations and findings concerning any audit or related matters as it deems appropriate.

(r)      To review and assess the adequacy of the Audit Committee Charter on an annual basis.

(s)      To prepare annually a Report of the Audit Committee for inclusion in the Company’s annual proxy statement.

(t)       To include the Audit Committee Charter as an appendix to the Company’s annual proxy statement at least once every three years, or more frequently if substantive changes are made to the Charter.

The Audit Committee represents the Board of Directors, discharging its oversight responsibilities by carrying out the above functions. The existence and activities of the Committee, however, does not alter the traditional roles and responsibilities of the Company’s management and the independent auditor with respect to the accounting and internal control functions and financial statement presentation.

A-2

Appendix B

Unitil Corporation
2003 Restricted Stock Plan

Article 1: Establishment, Objectives, and Duration

1.1      Establishment of the Plan. Unitil Corporation, a corporation organized and existing under New Hampshire law (the "Company"), established the Unitil Corporation 2003 Restricted Stock Plan (the "Plan") effective January 1, 2003 (the "Effective Date"). The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2      Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

1.3      Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 13 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2: Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word shall be capitalized:

2.1      "Affiliate" means any parent or subsidiary of the Company which meets the requirements of Section 425 of the Code.

2.2      "Award" means, individually or collectively, an award under this Plan of Restricted Stock.

2.3      "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards made under the Plan.

2.4      "Board" means the Board of Directors of the Company.

2.5      "Change in Control" means the satisfaction of any one or more of the following conditions (and the "Change in Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

          a) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Rule 13(d) of the Exchange Act, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding Shares;

          b) any "person" (as such term is used in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases Shares pursuant to a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding Shares (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Shares);

          c) consummation of a transaction which involves (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which Shares of the Company would be converted into cash, securities or other property (except where the Company's shareholders before such transaction will be the owners of more than 75% of all classes of voting securities of the surviving entity); or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

          d) there shall have been a change in a majority of the members of the Board within a 25-month period, unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

2.6      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.7      "Committee" means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.
2.8 "Company" means Unitil Corporation, a corporation organized and existing under New Hampshire law, and any successor thereto as provided in Article 16 herein.

2.9      "Consultant" means an independent contractor who is performing consulting services for one or more entities in the Group and who is not an employee of any entity in the Group.

2.10      "Director" means a member of the Board or a member of the board of directors of an Affiliate.

2.11      "Disability" shall have the meaning ascribed to such term in the long-term disability plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

2.12      "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13      "Employee" means any employee of the Group, including any employees who are also Directors.

2.14      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15      "Fair Market Value" means as of any date, the closing price based upon composite transactions on a national stock exchange for one Share or, if no sales of Shares have taken place on such date, the closing price on the most recent date on which selling prices were quoted. In the event the Company’s Shares are no longer traded on a national stock exchange, Fair Market Value shall be determined in good faith by the Committee.

2.16      "Group" means the Company and its Affiliates.

2.17      "Named Executive Officer" means a Participant who, as of the date of vesting of an Award, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor section.

2.18      "Nonemployee Director" shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

2.19      "Outside Director" shall have the meaning ascribed to such term under the regulations promulgated with respect to Code Section 162(m).

2.20      "Participant" means a current or former Employee, Director, or Consultant who has outstanding an Award granted under the Plan.

2.21      "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.22      "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 6 herein.

2.23      "Restricted Stock" or "Restricted Share" means an Award granted to a Participant pursuant to Article 6 herein.

2.24      "Shares" means the shares of common stock (no par value) of the Company.

2.25      "Termination of Service" means, (i) if an Employee, termination of employment with all entities in the Group, (ii) if a Director, termination of service on the Board and the board of directors of any Affiliate, as applicable, and (iii) if a Consultant, termination of the consulting relationship with all entities in the Group; provided, however, that if a Participant serves the Group in more than one of the above capacities, Termination of Service shall mean termination of service in all such capacities.

Article 3: Administration

3.1      The Committee. The Plan shall be administered by the Committee. To the extent the Company deems it to be necessary or desirable with respect to any Awards made hereunder, the members of the Committee may be limited to Nonemployee Directors or Outside Directors, who shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2      Authority of the Committee. Except as limited by law or by the Articles of Incorporation or the By-laws of the Company, and subject to the provisions herein, the Committee shall have full power to select the persons who shall participate in the Plan; determine the sizes of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan’s administration as they apply to Participants; and (subject to the provisions of Article 13 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3      Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Affiliates, Participants, and their estates and beneficiaries.

Article 4: Shares Subject to the Plan and Maximum Awards

4.1      Number of Shares Available for Grants.

           a) Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for Awards to Participants under the Plan shall be 177,500. If any Award under the Plan expires before vesting or is forfeited, the Shares subject to such Award shall again be available for issuance under the Plan.

           b) The maximum aggregate number of Shares of Restricted Stock that may be granted in any one calendar year to any one Participant shall be 20,000, subject to adjustment in accordance with Section 4.2.

4.2      Adjustments in Authorized Shares. In the event of any change in corporate capitalization affecting the Shares, including, without limitation, a stock split, reverse stock split, stock dividend or other distribution, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or other exchange of Shares or other form of reorganization or recapitalization, partial or complete liquidation, or other change affecting the Shares, the Committee shall authorize and make such proportionate adjustments, if any, as the Committee shall deem appropriate to prevent dilution or enlargement of rights, including, without limitation, an adjustment in the maximum number and kind of Shares that may be delivered pursuant to Section 4.1 and in the Award limit set forth in Section 4.1(b); provided, however, that the number of Shares subject to any Award shall always be rounded to the nearest whole number, with one-half (½) of a share rounded up to the next higher number.

Article 5: Eligibility and Participation

5.1      Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants of the Group.

5.2      Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants those to whom Awards shall be made and shall determine the nature and amount of each Award.

Article 6: Restricted Stock

6.1      Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

6.2      Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

6.3      Transferability. Except as provided in this Article 6, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement.

6.4      Restrictions.

           a) Subject to the terms hereof, the Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable and as are expressly set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions, and/or restrictions under applicable federal or state securities laws.

           b) The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. The Participant shall execute appropriate stock powers in blank and such other documents as the Committee shall prescribe.

           c) Subject to restrictions under applicable law or as may be imposed by the Company, Restricted Shares covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

6.5      Voting Rights. During the Period of Restriction, subject to any limitations imposed under the By-laws of the Company, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

6.6      Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate and as are expressly set forth in the Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

Article 7: Termination of Service

Each Award Agreement shall set forth the effect that Termination of Service shall have upon that Award. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination of Service; provided, however, that the following shall automatically apply to the extent different provisions are not expressly set forth in a Participant’s Award Agreement:

           a) Upon a Termination of Service for any reason other than death, retirement or Disability, all unvested Restricted Shares shall be forfeited as of the termination date.

           b) Upon a Termination of Service as a result of the Participant’s death, retirement or Disability, all unvested Restricted Shares shall vest as of the termination date.

Article 8: Restrictions on Shares

All Shares issued pursuant to Awards granted hereunder, and a Participant’s right to receive Shares upon vesting of an Award, shall be subject to all applicable restrictions contained in the Company’s By-laws, shareholders agreement or insider trading policy, and any other restrictions imposed by the Committee, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and restrictions under any blue sky or state securities laws applicable to such Shares.

Article 9: Performance Measures

If an Award is subject to Code Section 162(m) and the Committee determines that such Award should be designed to comply with the Performance-Based Exception, the performance measure(s), the attainment of which determine the degree of vesting, to be used for purposes of such Awards shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), gross or net underwriting results, revenue (actual or targeted growth), share price, stock price growth, total shareholder return, or such other performance measures as are duly approved by the Committee and the Company’s shareholders.

Article 10: Beneficiary Designation

Subject to the terms and conditions of the Plan and the applicable Award Agreement, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom Shares under the Plan are to be transferred in the event of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the party chosen by the Company, from time to time, to administer the Plan. In the absence of any such designation, Shares shall be paid to the Participant’s estate following his death.

Article 11: Rights of Participants

11.1     Continued Service. Nothing in the Plan shall:

           a) interfere with or limit in any way the right of the Company to terminate any Participant’s employment, service as a Director, or service as a consultant with the Group at any time, or

           b) confer upon any Participant any right to continue in the service of any member of the Group as an Employee, Director or Consultant.

11.2      Participation. Participation is determined by the Committee. No person shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Article 12: Change in Control

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares shall immediately lapse.

Article 13: Amendment or Termination

The Board may at any time and from time to time amend or terminate the Plan or any Award hereunder in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any applicable tax or securities laws or regulations, or the rules of any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; provided further that no such amendment or termination shall adversely affect any Award hereunder without the consent of the Participant.

Article 14: Withholding

14.1      Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required by federal, state, or local law or regulation to be withheld with respect to any taxable event arising in connection with an Award.

14.2      Share Withholding. Participants may elect, subject to the approval of the Committee, to satisfy all or part of such withholding requirement by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 15: Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 16: Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 17: Legal Construction

17.1      Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.2      Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.3      Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to, and may be made contingent upon satisfaction of, all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

17.4      Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of New Hampshire.

          IN WITNESS WHEREOF, this Plan has been executed as of the date first written above.

UNITIL CORPORATION

s/Mark H. Collin/ By: Mark H. Collin Its: Treasurer

DETACH HERE

PROXY

UNITIL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the "Company") to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 17, 2003, at 10:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof.

          PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Regardless of whether or not you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.

Directions to Unitil's Corporate Headquarters

6 Liberty Lane West
Hampton, New Hampshire

From Route 95

Take New Hampshire Exit 2. Immediately after the toll booth (50 cents) bear left onto Rte. 101 East. Cross back over Rte. 95, then take the first right, follow signs for Liberty Lane/Rte. 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Rte. 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

From Route 101 East

Cross over Rte. 95, then take the first right, following signs for Liberty Lane/Rte. 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Rte. 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

Please call 800/999-6501 if you would like additional information

DETACH HERE

Please mark votes as in this example.

This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted in favor of the election of the three Directors listed in Item 1, and in favor of the approval of a Restricted Stock Plan listed in Item 2.

The Board of Directors recommends a vote "FOR" each of the nominees listed below.		The Board of Directors recommends a vote "FOR" the approval of the Restricted Stock Plan.
			FOR	AGAINST	ABSTAIN
1. To elect three Directors:		2. To approve a Restricted Stock Plan.	☐	☐	☐
Nominees:	(01) Robert G. Schoenberger, (02) Charles H. Tenney, III, (03) Dr. Sarah P. Voll.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐	__________________________________ For all nominees except as noted above
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE RETURN THIS PROXY PROMPTLY.

Signature: _________________	Date:_______________	Signature: _________________	Date:_______________